EXHIBIT 16.1
Deloitte & Touche LLP
555 E. Wells Street, Suite 1400
Milwaukee, WI 53202-3824
USA
Tel: +1 414 271 3000
www.deloitte.com
January 20, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4 of Immtech Pharmaceuticals, Inc.’s Form 8-K dated January 20, 2009, and have the following comments:
1.	We agree with the statements made in the first sentence of paragraph one and the entire second, third and fourth paragraphs of Item 4.01(a).
2.	We have no basis in which to agree or disagree with the statements made in the second sentence of the first paragraph of Item 4.01(a) or the entire paragraph included in Item 4.01(b).
Yours truly,
/s/ Deloitte & Touche LLP
Member of
Deloitte Touche Tohmatsu